                                  EXHIBIT 10.8
                                  ------------


                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") dated June 28, 1996 by and between MECHANICS SAVINGS BANK, a Connecticut chartered savings bank (the "Bank") having its executive offices at 100 Pearl Street, Hartford, Connecticut 06103, and EDGAR C. GERWIG, an individual residing at 19 Chelsea Lane, West Hartford, Connecticut 06119 (the "Executive"). This Agreement shall become effective upon the completion of the Bank's currently contemplated conversion from a mutual savings bank to a capital stock savings bank, in accordance with Connecticut law (the "Conversion").

     WHEREAS, the Bank currently employs the Executive as its Chairman, President and Chief Executive Officer (the "Position");

     WHEREAS, the Bank and the Executive are currently parties to an Employment Agreement dated May 21, 1985, which Agreement is not deemed appropriate by the parties for various reasons relating to the Conversion, the passage of time and intervening events;

     WHEREAS, the Bank desires to secure the services of the Executive in the Position on a post-Conversion basis; and

     WHEREAS, the Executive is agreeable to extending his employment with the Bank on a post-Conversion basis in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the Bank and the Executive, each intending legally to be bound, agree as follows:

     Section 1.  CONTRACT OF EMPLOYMENT AND TERM.
                 -------------------------------

     The Bank employs the Executive and the Executive accepts his employment in the Position, the responsibilities and other incidents of which are described in
Section 2 of this Agreement. The initial term of employment of the Executive hereunder shall commence on July 1, 1996 (the "Effective Date") and shall continue until June 30, 1998 (the "Employment Period"), unless earlier terminated as set forth below or pursuant to Section 7 hereof; provided that, if the Conversion shall not have been completed by July 1, 1996, the Effective Date shall be postponed until the date of Conversion completion, which alternative date shall be memorialized by an

                                     106.

amendment to this Agreement executed by both parties. Commencing on July 1, 1998, and on the first day of July of each year thereafter, the Employment Period shall be automatically extended by successive one (1) year terms unless Notice (as defined below) has been properly given. "Notice" shall mean a writing from the Bank or the Executive to the other indicating its or his intention to terminate this Agreement at the expiration of the then-remaining Employment Period. Such notice must be delivered on or before April 1 of each year or the automatic one year extension will go into effect. Notwithstanding the above, in any and all events, unless sooner terminated, this Agreement shall terminate on the 65th birthday of the Executive.

     Section 2.  POSITION, AUTHORITY AND RESPONSIBILITIES.
                 ----------------------------------------

     During the Employment Period, Executive shall serve in and shall occupy the Position or, irrespective of the office, title, or other designation, if any, ascribed to Executive's association with the Bank, the corporate governance equivalent of the Position, and shall be vested with all the powers and responsibilities incident to that office as prescribed by the Bank's Bylaws, applicable law, and custom at the Bank, and as may be necessary to the convenient and effective discharge of the duties thereof. The Executive shall report directly to the Bank's Board of Directors (the "Board"). During the Employment Period, the Executive shall continue to be nominated to serve on the Board, unless he has been removed for cause in accordance with the Bank's Bylaws.

     Section 3.  TIME AND EFFORT.
                 ---------------

     Throughout the Employment Period, the Executive shall devote to the Position the Executive's full time, attention, skill and abilities, during usual business hours and at such other times as on occasion exigencies may dictate, and as are reasonably required to carry out the Executive's responsibilities.

     Section 4.  INDEMNIFICATION.
                 ---------------

     In relation to the Executive's serving in the Position, the Executive shall be indemnified on a basis no less favorable to the Executive than is required by the Connecticut Stock Corporation Act or the Banking Law of Connecticut, as amended and in effect from time to time, or is accorded by any contract of directors' and officers' liability or indemnity insurance obtained by the Bank and in effect from time to time.

     Section 5.  FAIR DEALING AND RELATED MATTERS.
                 --------------------------------

                                     107.
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     The Executive shall also fulfill the following promises:

     5(a) Exclusivity of Employment. During the Employment Period, the Executive shall not, without the permission of the Compensation Committee (as defined in Section 6(a) hereof), directly or indirectly engage in, provide, or commit to provide, any significant personal services to or for the benefit of any business or commercial activity other than the business of the Bank except for personal services to or for the benefit of civic, charitable and like not-for-profit organizations, provided that the Executive's rendering such services does not interfere with the performance of the Executive's duties under this Agreement.

     5(b) Disclosure and Fair Dealing. During the Employment Period, the Executive shall:

           (1) promptly disclose to the Board or appropriate committee of the Board information of significant opportunities, developments and other events coming to the Executive's attention that pertain or are relevant to the Board's governance responsibilities; and

           (2) openly communicate, fully cooperate and, in all respects, deal fairly and openly with the Board.

     5(c)  Protection of Ideas and Information.

           (1) During the Employment Period, all ideas for new financial products and all creative works pertaining to the business of the Bank, whether or not susceptible to copyright protection, conceived or developed by the Executive, alone or with others, shall be exclusively the property of the Bank.

           (2) During the Employment Period and at all times after it terminates, irrespective of the circumstances in which such termination may occur, the Executive will treat as confidential all non-public information pertaining to the Bank or any of its subsidiaries or to any customer or other person whose information or identity the Bank is required to hold in confidence. The Executive shall not use any of such information in any way that could be detrimental to the interests of the Bank.

                                     108.

Nothing in this Section 5(c), however, shall be construed as imposing a restraint upon the Executive's use of any general or specialized knowledge gained by the Executive without use or disclosure restrictions prior to the Executive's association with the Bank in any capacity, and any information that is or is made publicly available by the Bank or that is rightfully obtained by the Executive from persons other than the Bank or another officer or employee thereof, where such persons neither are nor were under any obligation of confidentiality to the Bank.

     5(d) Non-solicitation. During the Employment Period and for a period of one (1) year thereafter, the Executive shall not directly or indirectly solicit or otherwise attempt to induce or encourage any employee of or consultant to the Bank to terminate his employment or consulting relationship with the Bank.

     5(e) Use and Return of Materials. At the termination of the Executive's employment, the Executive shall return to the Bank the originals and all copies of correspondence, memoranda, files, records and other materials that otherwise may have come into the Executive's possession and contain or relate to anything encompassed by subsection (1) or (2) of Section 5(c) hereof.

     5(f) Other Offices. The Executive agrees to serve as an officer or director of any one or more of the Bank's subsidiaries without additional compensation, if requested by the Board and provided such additional service does not unreasonably increase the demands upon Executive's time or energies and is not inconsistent with or inappropriate to the Position.

     Section 6.  COMPENSATION AND RELATED MATTERS.
                 --------------------------------

     The Executive and the Bank agree to the following compensation arrangements:

     6(a) Base Salary. For the services to be rendered by Executive and in consideration of Executive's other undertakings in this Agreement, the Bank shall pay to the Executive a minimum base salary of $229,000.00 per year ("Base Salary"). The Base Salary shall be paid (less all applicable tax and other authorized withholdings) in installments as nearly equal as practicable in accordance with the Bank's then regular payroll schedule. The Base Salary may be increased by the Board upon recommendation of the Board's Organization and Compensation Committee (the "Compensation Committee") in the future as warranted by business conditions and the Executive's performances, in which case such Base Salary amount shall

                                     109.
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replace the amount set forth in the first sentence of this Section.

     6(b) Performance Bonus. The Bank may also pay the Executive, in the Board's discretion and in addition to the Base Salary, annual and/or long-term incentive compensation, as additional compensation for the Executive's services hereunder, in amounts, if any, to be determined by the Board.

     6(c) Stock-Related Awards. During the Employment Period, the Executive may be included in any stock incentive or stock compensation plan as the Board may determine.

     6(d) Expense Reimbursement. The Bank shall reimburse the Executive for ordinary, necessary and reasonable expenses incurred in or in connection with performing services described in Section 2 including expenses of travel, lodging and sustenance while away from home on Bank business, provided that such expenses are accounted for in accordance with the policies and procedures established by the Bank.

     6(e) Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and arrangements established by the Bank (presently or in future) and in which the Executive is or may become eligible to participate (including without limitation group life insurance, accidental death and dismemberment plans, and medical and disability insurance plans). Such plans and arrangements may provide for greater benefits to particular employees at the Bank, including the Executive. Such plans, at the present time, include a Benefit Equalization Plan and participation in a deferred compensation plan for senior officers.

     6(f) Vacations. During the Employment Period, the Executive shall be entitled to paid holidays and four (4) weeks paid vacation for each calendar year in which any portion of the Employment Period shall fall, to be taken at a time or times as shall be mutually agreed upon by the Bank and the Executive and consistent with applicable regulatory requirements. If the Executive fails to use all or any portion of his vacation time during a particular calendar year, the unused portion shall not be carried over to the subsequent calendar year, nor shall he be paid additionally for such unused time, all in accordance with the Bank's established policies, as they may be amended from time to time.

     6(g) Support Services and Facilities. The Bank shall furnish the Executive with office space, secretarial assistance, and such other facilities and services as shall be

                                     110.
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appropriate for performance of the duties of the Position.

     Section 7.  TERMINATION.
                 -----------

     7(a)  Permitted Termination.  The Executive's employment hereunder shall
           ---------------------
continue until the end of the Employment Period specified in Section 1 hereof, except that the employment of the Executive hereunder shall terminate prior to the end of such Employment Period by reason of any one of the following:

          (1)  Death.  Upon the death of the Executive during the Employment
               -----
     Period. In such event the Bank shall be obligated to pay to the Executive's estate any unpaid Base Salary through the date of death and incentive compensation, if any, as determined by the Board. Amounts payable under this Section shall be payable at the times set forth in Sections 6(a) and 6(b) hereof.

          (2)  Disability.  The Bank shall have the right to terminate this
               ----------
     Agreement during the continuance of any Disability of the Executive, as hereinafter defined, upon fifteen (15) days' prior notice to the Executive during the continuance of the Disability. "Disability" for purposes of this Section 7(a)(2) shall mean an inability by the Executive to perform a substantial portion of the Executive's duties hereunder by reason of physical or mental incapacity or disability for a total of one hundred eighty (180) days or more in any consecutive period of three hundred and sixty-five (365) days, as determined by the Board in its good faith judgment based upon a medical doctor's report. In the event of a termination by reason of the Executive's Disability, the Bank shall be obligated to pay the Executive any unpaid Base Salary through the date of termination, and incentive compensation, if any, as determined by the Board. Amounts payable under this Section 7(a)(2) shall be payable at the times set forth in Sections 6(a) and 6(b) hereof.

          (3)  For Cause.  For "Cause" immediately upon written notice by the
               ---------
     Bank to the Executive. For purposes of this Agreement, the Board may terminate for Cause only if the Board shall determine that any one or more of the following has occurred:

     (i) the filing of a petition under the federal bankruptcy laws or any state insolvency law by or against the Executive;

     (ii)   the appointment by a court of competent

                                     111.
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            jurisdiction of a custodian, conservator, sequestrator, or like official for the person or property (or both) of the Executive;

     (iii)  the Executive's conviction of a crime involving moral turpitude;

     (iv) the Executive's violation of a federal or state banking or securities law, with actual material, adverse consequences to the Bank;

     (v) the issuance of an order, judgment or decree (not reversed, suspended or vacated) of any court of competent jurisdiction or governmental agency having regulatory or supervisory jurisdiction of the Bank or the Executive (or both), enjoining or otherwise prohibiting the Executive from engaging in any conduct or activity that forms a material part of the Position, or enjoining or otherwise prohibiting the Bank's continued employment of the Executive, or removing Executive as an officer of the Bank;

     (vi) the Executive's material breach of his obligations under this Agreement, and such breach shall not have been remedied within 30 days after receiving written notice from the Board specifying the details thereof; or

     (vii) the Executive's willful or reckless misstatement of a material fact in, or failure to state a material fact necessary for the accuracy of, any reports required to be filed by Executive with any regulatory or supervisory agency in connection with the Executive's Position.

     Upon any termination of the Executive's employment hereunder pursuant to this Section 7(a)(3), the Executive will have no right to any compensation or benefits from the Bank pursuant to this Agreement for any period after the effective date of such termination (which shall be no earlier than the date of written notice to the Executive), but this provision shall not affect other compensation and benefits as provided in any other plans, policies or practices then applicable to the Executive in accordance with the terms thereof.

     7(b)  Termination for Other Reason.  If (1) the Executive's employment is
           ----------------------------
terminated other than by reason of death, Disability, Cause, the Executive's 65th birthday, or

                                     112.

the Executive's voluntary termination of employment other than as contemplated by Section 7(b)(2) below, or (2) the Executive voluntarily terminates his employment with the Bank based upon the Bank's material breach of any one or more of the provisions of this Agreement, including but not limited to any such breach that constitutes Good Reason (as hereinafter defined), and such breach
                                                              ---
shall have continued in effect for a period of thirty (30) days after written notice to the Bank specifying such breach in reasonable detail, then the Bank shall pay the Executive an amount equal to one year's Base Salary, which amount shall be payable in a lump sum within 90 days of such termination, and the Bank shall continue to provide the Executive, for a period of one year after such termination (the "Benefits Period"), with all employee welfare benefits to which the Executive would have been entitled had he stayed employed for the Benefits Period. All COBRA rights will begin at the end of the Benefits Period. In addition, the Bank shall provide that the Executive's payment under the Benefit Equalization Plan or any successor to such plan will be increased as if the Executive continued to be employed for the Benefits Period at his W-2 compensation for the previous calendar year. For the purpose of pension or other benefit calculations, the Executive shall be treated as if he had attained the age he would have at the end of the Benefits Period. For purposes of this
Section 7(b), the term "Good Reason" shall mean any action by the Bank that (i) significantly reduces the Executive's job responsibilities, (ii) significantly worsens the Executive's work conditions, including but not limited to the benefits and perquisites of the Position, or (iii) requires a relocation of the Executive outside of Hartford County in the State of Connecticut.

     7(c) Absence of Obligation to Mitigate. The Executive shall not be required to take any action to mitigate the amount of any payment provided for in Section 7(b) by seeking other employment or otherwise.

     Section 8.  NONCOMPETITION AND NONSOLICITATION.
                 ----------------------------------

     8(a) Noncompetition. Subject to the provisions hereof, the Executive agrees that he shall not, during the Employment Period and for a period of one
(1) year thereafter, without the Bank's prior written consent, by himself or in partnership or in conjunction with or as an employee, officer, director, manager, or agent of any other person, firm or corporation, either directly or indirectly, carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any person, firm or corporation engaged or interested in, any Business, as hereinafter defined, which competes with the Bank or any of its subsidiaries and is carried on in the Restricted Area, as hereinafter defined,

                                     113.

provided, however, that this Section 8(a) shall be of no force or effect if the Bank terminates the Executive's employment prior to the expiration of the applicable Employment Period without Cause, or if the Executive terminates his employment based upon the Bank's material breach of any one or more of the provisions of this Agreement, including but not limited to any such breach that constitutes Good Reason (as defined in Section 7(b)), or if the Employment Period expires due to the Bank's determination not to extend it in accordance with Section 1 above.

     8(b) Nonsolicitation. The Executive agrees that he shall not, during the Employment Period and for a period of one (1) year thereafter, directly or indirectly, solicit or otherwise attempt to induce or encourage any customer or client of the Bank or any of its subsidiaries to terminate or restrict its relationship with the Bank; provided, however, that this Section 8(b) shall be of no force or effect at any time when Section 8(a) shall be of no force or effect.

     8(c) Definitions. As used in this Section 8: (1) the term "compete" shall mean engaging, participating or being involved in any respect in the business of banking, or furnishing any aid, assistance or service of any kind to any person in connection with the business of banking, (2) the term "Restricted Area" shall refer to an area within or without the State of Connecticut inclusive of the municipalities in which the Bank maintains banking offices or branches at the time of employment termination, and (3) the term "Business" shall mean a financial institution or other company offering similar services which competes with the Bank and has its home office in the Restricted Area, or which has a branch or other place of business in the Restricted Area where the Executive is based or in which he spends the majority of his office time.

     8(d) Acknowledgement. The Executive acknowledges that in the event of his violation of the covenants contained in this Section 8, the Bank's remedy at law will be inadequate. Accordingly, the Executive agrees that, in addition to such other remedies as the Bank may have at law, the Bank shall be entitled to specific performance of such covenants and to an injunction to prevent any continuing violation thereof. The Executive acknowledges and warrants that he believes that he will be able to earn an adequate livelihood for the Executive and his dependents if this Section 8 shall be enforced against the Executive. The Executive further acknowledges and warrants that the covenants contained herein are reasonable, that valid consideration has been and will be received therefor and that such covenants are the result of arms' length negotiation between the parties hereto.

                                     114.

     Section 9.  ARBITRATION.

     Any disputes as to the meaning, interpretation, application or enforceability of any provisions of this Agreement that cannot be resolved within a reasonable time by the parties hereto shall be resolved by arbitration in accordance with this Section 9. Either party challenging the meaning, interpretation or application of any provision may initiate arbitration by delivering written notice to the other party stating the notifying party's election to resolve such dispute by arbitration. Within 15 days after delivery of such notice, each party shall designate one disinterested person (defined below) as an arbitrator, and both parties shall agree on the designation of another disinterested person to be the third arbitrator within 30 days after delivery of the notice of arbitration. Each arbitrator, regardless of how selected, and all parties to the arbitration, shall keep all matters concerning the arbitration confidential. The arbitrators shall conduct hearings on the disputed matter in the City of Hartford, Connecticut and in accordance with the Rules of the American Arbitration Association. The arbitrators shall render their decision within 30 days after the conclusion of the hearings. The decision of a majority of the arbitrators shall be final and binding upon all parties without right of appeal. The Bank and the Executive shall each pay their own legal fees associated with such arbitration proceedings hereunder, but the fees of the arbitrators and any other reasonable costs associated with such arbitration proceedings shall be paid by the Bank. For purposes of this Section 9, the term "disinterested person" means any person who has never been associated or affiliated with either party to this Agreement.

     Section 10.  REGULATORY RESTRICTIONS.

     Notwithstanding any provision to the contrary in this Agreement, the Bank shall not be required under this Agreement to continue the Executive in his position(s) at the Bank, or to make any payments to the Executive, if the regulatory authorities having jurisdiction over the Bank order his removal from the Bank, or if the Bank or the Federal Deposit Insurance Corporation determines that any payment would constitute an illegal "excess parachute" payment under 12 U.S.C. Section 1828(k), or an "unsafe or unsound banking practice" pursuant to 12 U.S.C. Section 1818(b).

     Section 11.  CHANGE OF CONTROL INTEGRATION.

     The Bank's obligations under this Agreement shall terminate automatically and immediately in the event of and upon payment to the Executive of a full lump sum cash payment

                                     115.

as contemplated in Section 1(a) of a Change in Control Agreement by and between the Executive and the Bank dated June 28, 1996.

     Section 12.  MISCELLANEOUS.

     12(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Bank and the Executive's heirs and personal representatives. The rights, interest and benefits of the Executive hereunder shall not, however, be subject to voluntary or involuntary assignment, or other form of disposition, directly or indirectly, without the written consent of the Bank in advance.

     12(b) "Bank" Defined. As used herein, the term "Bank" means Mechanics Savings Bank, provided, however, that for purposes of Sections 5 and 12 hereof the term "Bank" shall also include any person that is a business organization, is at any time controlling, controlled by, or under common control with Mechanics Savings Bank, and for which the Executive provides services in any form during his employment under this Agreement.

     12(c) Modification and Waiver. No modification or waiver of any of the provisions of this Agreement shall be binding upon either of the parties unless made in writing and signed by the Executive and countersigned on behalf of the Bank by senior officer thereof other than the Executive.

     12(d) Notices. All notices, requests, demands, or other communications required, permitted or contemplated by this Agreement (including a change of address for purposes of this Section 12(d)) shall be deemed effectively delivered or otherwise made (a) upon receipt if manually delivered, or (b) upon the delivery date (or first date of attempted delivery, if delivery is refused) shown on the returned receipt if mailed by U.S. registered or certified mail, return receipt requested, addressed to the Executive at his most recent residence address set forth in the employment records of Bank, or if intended for the Bank, to its address as set forth in the first sentence of this Agreement.

     12(e) Integration. This Agreement contains the entire understanding between the parties. Merged into the provisions of this Agreement are all prior, contemporaneous and collateral negotiations, understandings, covenants, representations, under-takings and conditions made in connection with the subject matter hereof.

     12(f)  Invalidity or Regulatory Restriction.  If any

                                     116.
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provision or part of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, by a governmental agency having regulatory or supervisory authority over the Bank, or by an arbitration panel empowered under
Section 9, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision or part had not been included in this Agreement. If any of the provisions or covenants contained in Section 8 hereof are held to be unenforceable because of the duration or geographical scope thereof, the parties agree that the court or entity exercising jurisdiction shall have the power to reduce the duration or geographical scope of such provisions or covenants and, in their reduced form, said provisions or covenants shall be enforceable. Without limiting the foregoing, if this Agreement shall be deemed unenforceable, or payments prohibited, pursuant to law, regulation, order or similar action by a regulatory authority with jurisdiction over the Bank, this Agreement will automatically be amended, without further action by any of the parties, to be consistent with such action.

     12(g) Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original instrument, but all of such counterparts shall constitute but one and the same agreement.

     12(h) Governing Law. This Agreement shall be construed pursuant to and in accordance with the laws of the State of Connecticut.

                                     117.
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     IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by the Chairman of the Organization and Compensation Committee of the Board of Directors, and the Executive has duly executed this Agreement, all on or as of the date first set out in this Agreement.


                                    MECHANICS SAVINGS BANK
Attest:


                                    By:  /s/ Donald K. Wilson
                                       --------------------------------
Name:                               Name:  Donald K. Wilson
Title:                              Title:  Chairman, Organization and
                                              Compensation Committee



Witness:                            EXECUTIVE:


                                    /s/ Edgar C. Gerwig
--------------------------- ------------------------------------
                                    Edgar C. Gerwig

                                     118.